Exhibit 99.0

For Immediate Release	Contacts:

	News Media Lisa Marie Bongiovanni 310-252-3524 LisaMarie.Bongiovanni@mattel.com	Securities Analysts Joleen Jackson 310-252-2702 Joleen.Jackson@mattel.com

Mattel Announces Additional $250 Million Share Repurchase Authorization;

Increases 2005 Annual Dividend

EL SEGUNDO, Calif., November 18, 2005 - Mattel, Inc. [NYSE:MAT] announced today that the Mattel Board of Directors has authorized the company to increase its previously announced share repurchase program by an additional $250 million. Repurchases will take place from time to time, depending on market conditions.

Additionally, the company announced today that the Mattel Board of Directors has approved an increase in the company’s common stock annual dividend for 2005 to fifty cents per share. The previous annual dividend rate was forty-five cents per share. The dividend is payable on December 16, 2005, to shareholders of record on December 2, 2005.

About Mattel

Mattel, Inc. (NYSE: MAT) is the worldwide leader in the design, manufacture and marketing of toys and family products. The company’s best-selling brands include Barbie®, Hot Wheels®, Fisher-Price® and American Girl®. With headquarters in El Segundo, California, Mattel has offices and facilities in 42 countries and sells its product in more than 150 nations throughout the world. The company’s corporate website is located at www.mattel.com.

-###-

Note: Forward-looking statements with respect to the financial condition, results of operations and business of the company are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in such statements. These include without limitation: the company’s dependence on the timely development, manufacture, introduction and customer acceptance of new products; the seasonality of the toy business; customer concentration and pricing; significant changes in buying and payment patterns of major customers, including as a result of bankruptcy and store closures; adverse changes in general economic conditions in the U.S. and internationally, including adverse changes in the retail environment, employment and the stock market; order predictability and supply chain management; the impact of competition, including from private label toys, on revenues and margins; the supply and cost of raw materials (including oil and resin prices), components, employee benefits and various services; the effect of currency exchange rate fluctuations on reportable income; risks associated with acquisitions and mergers; the possibility of product recalls and related costs; risks associated with foreign operations; negative results of litigation, governmental proceedings or environmental matters; possible work stoppages, slowdowns or strikes; possible outbreaks of SARS, avian flu or other diseases; political developments and the threat or occurrence of war or terrorist acts; the possibility of catastrophic events; the inherent risk of new initiatives and other risks and uncertainties as may be detailed from time to time in the company’s public announcements and SEC filings. This release contains forward-looking statements about anticipated share repurchases and the timing of such repurchases. Mattel does not update forward-looking statements and expressly disclaims any obligation to do so.